Exhibit 4.06

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of the 4th day of March, 2005, to the Rights Agreement (the “Rights Agreement”), dated May 6, 2003, between ALLOS THERAPEUTICS, INC., a Delaware corporation (the “Company”) and MELLON INVESTOR SERVICES LLC (the “Rights Agent”), is being executed at the direction of the Company.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an authorized officer of the Company certifying that the proposed amendment of the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1.                                      Section 1(h) shall be amended and restated in its entirety as follows:

“Excluded Stockholder” shall mean Warburg Pincus Private Equity VIII, L.P. (including its Affiliates and Associates) (“Warburg”); provided, however, that Warburg shall not be an Excluded Stockholder if, without the prior approval of the Board of Directors, Warburg becomes the Beneficial Owner of more than 44% of (x) the outstanding Common Shares, plus (y) the Common Shares issuable upon the exchange of the Company’s outstanding Series A Exchangeable Preferred Stock (including any quarterly accruing dividends thereon) (the “Exchange Shares”), calculated as if such Exchange Shares had been issued pursuant to an exchange as of immediately following the original issuance of each such share of outstanding Series A Exchangeable Preferred Stock.

2.                                      The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ALLOS THERAPEUTICS, INC.		MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Marc H. Graboyes	By:	/s/ Tiffany J. Skiles

Name:	Marc H. Graboyes	Name:	Tiffany J. Skiles

Title:	Vice President, General Counsel	Title:	Client Relationship Executive

SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT